Exhibit 12

Ratio of Earnings to Fixed Charges

	YEARS ENDED AUGUST 31,					3 MONTHS ENDED NOVEMBER 30, 2004
	2000	2001	2002	2003	2004
Earnings
Net Income	$7,067,248	$6,790,642	$8,924,149	$9,582,242	$10,775,188	$2,982,279
Taxes	4,756,377	4,528,510	5,634,006	6,049,360	6,717,969	1,906,707
Fixed Charges	2,432,722	1,610,983	1,285,331	1,452,432	1,918,466	729,610

	$14,256,347	$12,930,135	$15,843,486	$17,084,034	$19,411,623	$5,618,596

Fixed Charges
Interest	$1,261,970	$638,398	$233,645	$401,306	$680,418	$387,893
Interest Component of Rent Expense (A)	1,170,752	912,594	881,654	874,286	811,904	220,097
Amortized Loan Costs	0	59,991	170,032	176,840	426,144	121,620

	$2,432,722	$1,610,983	$1,285,331	$1,452,432	$1,918,466	$729,610

Ratio of Earnings to Fixed Charges	5.86	8.03	12.33	11.76	10.12	7.70

(A)	Represents 30% of gross rent payments for all rent except the rent expense related to the Company’s National Support Center. 100% of rent expense related to the National Support Center was included in the above amounts as the rent payment was in the form of an interest only note. The Company purchased the National Support Center in July 2003.